Exhibit 99.1

For more information contact:                FOR IMMEDIATE RELEASE

Jeff Painter
Cardinal Ethanol, LLC
President and Chief Executive Officer
1554 N. 600 E.
Union City, IN 47390
(765) 964-3137

CARDINAL PROVIDES UPDATE ON EXPLOSION AT PLANT

Cardinal Ethanol, LLC (“Cardinal”) said today that an explosion occurred in a grain co-product handling silo at its ethanol production facility on Tuesday, November 6th. There were no injuries related to the incident and the related fire is contained within the interior of the grain silo. The incident continues to be under evaluation but damage appears to be limited to DDGS silos and associated material handling equipment. As a precaution, operations at the plant have been temporarily suspended until a more detailed evaluation can be completed.

Jeff Painter, Cardinal President and CEO, said, “Maintaining a safe environment is our first priority. We are making our initial assessment and evaluation of the situation and plan to resume plant operations as quickly as possible.”

Cardinal expects to resume accepting grain deliveries later this week. Please contact one of Cardinal’s grain merchandisers first to confirm.

About Cardinal Ethanol, LLC

Cardinal produces ethanol, distillers grains and corn oil at its facility located near Union City, Indiana. Cardinal also buys and sells grain commodities. It employs approximately 56 people.

This news release contains forward looking statements regarding future events, future business operations and other future prospects. These forward looking statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results, outcome of events and timing and performance to differ materially from those expressed or implied in the statements made. Cardinal disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise.

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